EXHIBIT 99.1

Global Energy Holdings Group, Inc. Informed by NYSE Amex of Possible Delisting

Atlanta, Georgia (June 9, 2009) – Global Energy Holdings Group, Inc. (NYSE AMEX: GNH), a diversified renewable energy company, today announced that it has received notice from the NYSE Amex LLC that Global Energy is not in compliance with the continued listing standards in Section 1003(a)(iv) of the NYSE Amex Company Guide in that it has sustained losses or its financial condition has become so impaired that it appears questionable, in the opinion of NYSE Amex, as to whether Global Energy will be able to continue operations or meet its obligations as they mature.  Global Energy has until July 3, 2009 to submit a plan to achieve compliance with Section 1003(a)(iv) of the Company Guide by December 3, 2009.  If Global Energy does not submit a plan, the plan is not accepted by NYSE Amex, or Global Energy does not achieve compliance with Section 1003(a)(iv) by December 3, 2009, Global Energy’s common stock will be subject to delisting procedures.

NYSE Amex has further notified Global Energy that due to the continued low trading price of its common stock, NYSE Amex deems it appropriate, in accordance with Section 1003(f)(v) of the Company Guide, for Global Energy to effect a reverse stock split.  If Global Energy does not complete the reverse stock split within a reasonable amount of time, NYSE Amex may suspend dealings in Global Energy’s common stock or initiate delisting procedures.

About Global Energy Holdings Group

Global Energy Holdings Group is a diversified renewable energy company based in Atlanta, Georgia.  Global Energy Holdings Group develops renewable energy projects, including biomass gasification and landfill-gas-to-energy projects.  Global Energy Holdings Group also coordinates and implements energy-efficiency projects, such as cogeneration and heat recovery, for organizations that include government agencies and the U.S. military.  Global Energy Holdings Group provides tailored solutions that capitalize on the nation’s need for diverse energy resources, while investing in promising innovations to help power the future.  The company trades under the ticker symbol GNH on the NYSE Amex Exchange (formerly the American Stock Exchange).  For more information about Global Energy Holdings Group, please visit its website at http://www.gnhgroup.com.